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                        SENIOR MANAGEMENT INCENTIVE PLAN

PLAN This Incentive Plan was approved by the Board of Directors of Clovis Community Bank (CCB) to be effective January 1, 1999.

PURPOSE The continued growth and success of Clovis Community Bank depends on its ability to attract and retain the services of key executives of the highest level of competence and to provide incentives for their effective service and superior performance. The purpose of this Plan is to advance the interests of CCB and its shareholders through an annual incentive compensation program that will attract, retain and motivate key executives.

ELIGIBILITY AND PARTICIPATION The Board of Directors will determine those employees who will be eligible and participate in the Plan.

INCENTIVE AWARDS Each Participant for each Plan Period shall be eligible for annual Incentive Awards based upon:

       1)       Participant's target award for Plan Period;
       2)       Weighted component percentages;
       3)       Participant's Modifier Percentage

CALCULATION AWARD The Board will determine the Award for each Participant for a Plan Period no later than three months after the end of the Plan Period. If Participant's job position changes during the Plan Period, the Board may increase or decrease the amount of a Participant's award to reflect the changes. Although awards generally shall be based on the procedures of the Plan, the Board may adjust any Participant's award to reflect additional or extraordinary performance factors that, in the judgment of the Board, should be considered in the overall performance of the Participant.

RIGHT TO RECEIVE AWARD A Participant must continue employment with CCB until the end of the Plan Period in order to be entitled to receive an award for the Plan Period. If a Participant's employment with CCB is terminated before the end of the Plan Period for a reason other than death, disability, position termination or retirement, the Participant shall not be entitled to any award for that Plan Period. If a Participant's employment with CCB is terminated before the end of the Plan Period due to death, disability, position termination or retirement, the Board shall determine whether, and to what extent, the Participant or the Participant's beneficiary or estate shall be entitled to receive a pro-rata portion of the Participant's Award for the Plan Period and on what basis such proration shall be made.

ADMINISTRATION The Board will have total authority to administer the Plan but may rely on information and recommendation provided by supervisory management. Decisions of the Board shall be final and binding on all parties affected by the Plan, including beneficiaries of Participants. A Participant's benefits in the Plan cannot be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal

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Senior Management Incentive Plan-2                                       1/1/99


process, subject to claims by creditors in any way or otherwise disposed of. Nothing in the Plan shall confer upon any person the right to continue in the employ of CCB or interfere in any way with the right of CCB to terminate the person's employment at any time. CCB shall withhold any taxes required by law to be withheld in connection with payment of an Award under this Plan.

Any person claiming an Award under this Plan shall present a claim in writing to the Manager of Human Resources of CCB. A response to a claim will be given no more than 90 days after written claim was filed.

The Board of Directors has the authority and power to terminate this Plan at any time or to amend this Plan at any time in any manner that it may deem advisable.


Name
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     Participant/Employee



Name
    -----------------------------------------
     Clovis Community Bank, Director